Exhibit 99.1

LONG-TERM INCENTIVE PLAN

As Adopted by the Board February 9, 2012

Introduction and Objective

The Compensation Committee of the Board of Directors of Crumbs Bake Shop, Inc. (the “Company”) has adopted this Long-Term Incentive Plan (the “Plan”) as a sub-plan of the Company’s Equity Incentive Plan that was adopted at the 2011 annual meeting of stockholders. The purpose of the Plan is designed to recognize and reward employees of the Company and its subsidiaries for their collective contributions to the success of the Corporation. The Plan focuses on the financial measures that are critical to the Company’s growth and profitability. This document summarizes the elements and features of the Plan. In short, the objectives of the Plan are to:

•	Motivate and reward employees for increasing the long-term stockholder value of the Company;

•	Create a strong focus on pay-for-performance by providing a significant portion of total compensation at risk.

•	Position the Company’s total compensation to be competitive with market for meeting defined performance goals.

•	Enable the Company to attract and retain talent needed to drive its success.

Eligibility

The Corporation’s executive officers, senior vice presidents, vice presidents, directors and other employees at the corporate level or above (each a “Participant”) recommended by the executive management of the Company (“Executive Management”) and approved by the Compensation Committee and are eligible to participate in the Plan.

In order to receive an award under the Plan, Participant must be an active employee of the Company or one of its subsidiaries and in good standing at the time of grant. Employees hired after a grant date will not be eligible to participate in that grant.

Participant must achieve a performance rating of not less than FAR (Fully Achieved Requirements) as determined by the Company’s performance review program.

Effective Date

The Plan was adopted by the Board of Directors and is effective February 9, 2012. The Plan will be reviewed annually by the Compensation Committee and Executive Management to ensure proper alignment with the Company’s business objectives and to revise, if necessary, the performance goals targets and matrix by which all awards shall be calculated. The Company retains the right as described below to amend, modify or discontinue the Plan at any time during the specified period. The Plan will remain in effect until terminated by the Board of Directors.

Program Administration

The Plan was approved by the Board of Directors at the recommendation of its Compensation Committee. The Compensation Committee has been granted the authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration with regard to any Participant.

Performance Objectives

Prior to or at the beginning of each Plan year, the Compensation Committee shall approve annual award opportunities for each level of employment. The award opportunities for a given Plan year will be disclosed in Appendix A to this Plan. In correlation with the award opportunities established by the Compensation Committee, the Executive Management will determine annual grants to designated Participants. Throughout the Plan year, Executive Management may also make determinations regarding award grants to new hires.

Award Grants

Awards for a Plan year will be granted before the end of the first quarter following the Plan year. The size and specific terms of the award will be set forth in an award agreement executed by the CEO and/or President of the Company and acknowledged by the Participant.

Plan Changes or Discontinuance

The Compensation Committee has developed the Plan based on existing business, market and economic conditions; current philosophy and staff assignments. If substantial changes occur that affect these factors, the Compensation Committee may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time.

Termination of Employment; Death or Retirement

If the employment of a Participant is terminated prior to the vesting date of an outstanding award other than because of death or retirement, all unvested awards will lapse and be forfeited.

In the case of death or retirement all restrictions on an outstanding award shall lapse as of the date of death or retirement.

For purposes of the Plan, the term “retire” means a Participant’s voluntary termination of his or her employment (other than by reason of death or disability) after (i) reaching 55 years of age and (ii) completing 20 years of service with the Company.

Ethics and Interpretation

Any unvested award will terminate and lapse in the event the Board of directors determines that a Participant: (i) knowingly participated in the altering, inflating, and/or inappropriate manipulation of performance or financial results of the Company for any fiscal year or (ii) willfully engaged in any activity injurious to the Company.

Miscellaneous

Upon the vesting of an award, the Company shall be entitled to withhold cash from the award in an amount necessary to satisfy all federal, state and local taxes required to be withheld or otherwise deducted and paid with respect to such award.

Neither the Plan nor any award agreement granted hereunder will be deemed to give any Participant the right to be retained in the employ of the Company or any of its subsidiaries nor will the Plan or any award agreement interfere with the right of the Company or any of its subsidiaries to discharge any Participant at any time.

In the absence of an authorized, written employment contract, the relationship between a Participant and the Company and any of its subsidiaries is one of at-will employment. The Plan does not alter the relationship.

This Plan and the transactions and payment hereunder shall, in all respects, be governed by, and construed and enforced in accordance with the laws of the State of Delaware.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

Notwithstanding anything in this Plan to the contrary, the terms of this Plan are subject to the terms of the Company’s Equity Incentive Plan, a copy of which must be provided to each Participant at the time of grant.

APPENDIX A

Long Term Incentive Plan

2012 Plan Year Targets and Goals

2012 Award Opportunities

The table below provides the 2012 Plan award opportunities as a percentage of salary:

	September 30,	September 30,	September 30,
Tier	Low	Suggested	High

I	50%	100%	140%
II	25%	50%	75%
III	15%	20%	35%
IV	5%	10%	15%

Tier I includes President and CEO

Tier II includes Senior Vice Presidents

Tier III includes Vice Presidents

Tier IV includes all other Participants

A-1